Exhibit 99.1

PCB Bancorp Reports Earnings of $8.6 million for Q1 2021 and Declares $0.10 Quarterly Cash Dividend
Los Angeles, California - April 22, 2021 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank (the “Bank”), today reported net income of $8.6 million, or $0.55 per diluted common share for the first quarter of 2021, compared with $5.8 million, or $0.38 per diluted common share, for the previous quarter and $3.6 million, or $0.23 per diluted common share, for the year-ago quarter.
Q1 2021 Highlights
•Net income totaled $8.6 million or $0.55 per diluted common share;
◦The Company recorded a provision (reversal) for loan losses of $(1.1) million for the current quarter compared with $2.1 million for the previous quarter and $2.9 million for the year-ago quarter.
◦Allowance for loan losses to total loans held-for-investment ratio was 1.51% at March 31, 2021 compared with 1.67% at December 31, 2020 and 1.15% at March 31, 2020. Excluding U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans, allowance for loan losses to total loans held-for-investment ratio was 1.74% and 1.83% at March 31, 2021 and December 31, 2020, respectively.
◦Net interest margin was 3.70% for the first quarter of 2021 compared with 3.64% for the previous quarter and 3.85% for the year-ago quarter.
•Total assets were $2.05 billion at March 31, 2021, an increase of $127.8 million, or 6.6%, from $1.92 billion at December 31, 2020 and an increase of $250.7 million, or 13.9%, from $1.80 billion at March 31, 2020;
•Loans held-for-investment, net of deferred costs (fees), were $1.69 billion at March 31, 2021, an increase of $102.3 million, or 6.5%, from $1.58 billion at December 31, 2020 and an increase of $234.9 million, or 16.2%, from $1.45 billion at March 31, 2020;
◦SBA PPP loans totaled $218.7 million and $135.7 million at March 31, 2021 and December 31, 2020, respectively. During the current quarter, the Company funded $104.3 million of SBA PPP loans.
◦Loans under modified terms related to COVID-19 totaled $19.8 million and $36.1 million at March 31, 2021 and December 31, 2020, respectively.
•Total deposits were $1.75 billion at March 31, 2021, an increase of $158.9 million from $1.59 billion at December 31, 2020 and an increase of $276.3 million, or 18.7%, from $1.48 billion at March 31, 2020;
•Announced a repurchase program on April 8, 2021 for the repurchase up to 5% of outstanding common stock, which represented 775,000 shares, through September 7, 2021; and
•Declared a cash dividend of $0.10 per share on April 22, 2021. This represents the 25th consecutive quarterly dividend paid by PCB Bancorp.
“We are pleased to announce a record quarter driven by strong core income, positive credit trends and an improving economic outlook that resulted in a release of loan loss reserves,” said Henry Kim, President and Chief Executive Officer. “Our allowance to loan losses remain robust at 1.74% excluding SBA PPP loans and we continue to successfully reduce our cost of deposits resulting an expansion of net interest margin to 3.70% compared with 3.64% in the fourth quarter of 2020. This solid performance is the result of our dedicated team of people who reached out to the customers at the height of the pandemic to genuinely serve and to find solutions to their unprecedented situations.”
“Our 2021 first quarter results reflect our sound underwriting and our focus on relationship banking. We are well prepared to expand on this successful momentum as the economy continues to reopen and look forward to the remainder of this year.”

Financial Highlights (Unaudited)

($ in thousands, except per share data)	Three Months Ended
	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Net income	$8,560	$5,787	47.9%	$3,572	139.6%
Diluted earnings per common share	$0.55	$0.38	44.7%	$0.23	139.1%

Net interest income	$17,819	$17,407	2.4%	$16,566	7.6%
Provision (reversal) for loan losses	(1,147)	2,142	(153.5)%	2,896	(139.6)%
Noninterest income	2,857	4,524	(36.8)%	2,026	41.0%
Noninterest expense	9,669	11,550	(16.3)%	10,567	(8.5)%

Return on average assets (1)	1.75%	1.19%		0.81%
Return on average shareholders’ equity (1), (2)	14.66%	9.92%		6.35%
Net interest margin (1)	3.70%	3.64%		3.85%
Efficiency ratio (3)	46.76%	52.67%		56.84%

($ in thousands, except per share data)	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Total assets	$2,050,672	$1,922,853	6.6%	$1,799,937	13.9%
Net loans held-for-investment	1,660,402	1,557,068	6.6%	1,434,364	15.8%
Total deposits	1,753,771	1,594,851	10.0%	1,477,442	18.7%
Book value per common share (2), (4)	$15.53	$15.19	2.2%	$14.58	6.5%
Tier 1 leverage ratio (consolidated)	12.03%	11.94%		12.57%
Total shareholders’ equity to total assets (2)	11.72%	12.16%		12.45%

(1)Ratios are presented on an annualized basis.
(2)The Company did not have any intangible equity components for the presented periods.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(4)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares.
COVID-19 Pandemic
The ongoing COVID-19 pandemic, and governmental and societal responses thereto, have had a severe impact on recent global economic and market conditions, including significant disruption of, and volatility in, financial markets; global supply chain disruptions; and the institution of social distancing and shelter-in-place requirements that have resulted in temporary closures of many businesses, lost revenues, and increased unemployment throughout the U.S., but also specifically in California, where most of the Company’s operations and a large majority of its customers are located.
Since the beginning of the crisis, the Company has taken a number of steps to protect the safety of its employees and to support its customers. The Company has enabled its staff to work remotely and established safety measures within its bank premises and branches for both employees and customers.
In order to support its customers, the Company has been in close contact with its customers, assessing the level of impact on their businesses, and putting a process in place to evaluate each client’s specific situation and provide relief programs where appropriate. SBA PPP loans totaled $218.7 million (2,249 loans) and loans under modified terms related to the COVID-19 pandemic totaled $19.8 million (18 loan customers) as of March 31, 2021. The Company had received SBA PPP forgiveness of $23.7 million for 440 SBA PPP loans as of March 31, 2021. On January 13, 2021, SBA began accepting applications for second draw PPP loans and the Company had funded $104.3 million (1,072 loans) as of March 31, 2021. The Company is accepting applications and will continue to receive applications as long as funding remains available.
In addition, the Company has been monitoring its liquidity and capital closely. As of March 31, 2021, the Company maintained $211.8 million, or 10.3% of total assets, of cash and cash equivalents and $540.1 million, or 26.3% of total assets, of available borrowing capacity. All regulatory capital ratios were also well above the regulatory well capitalized requirements as of March 31, 2021.
At this time, the Company cannot estimate the long term impact of the COVID-19 pandemic, but these conditions impacted and are expected to impact its business, results of operations, and financial condition negatively.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Interest income/expense on
Loans	$18,744	$18,929	(1.0)%	$20,406	(8.1)%
Investment securities	360	429	(16.1)%	644	(44.1)%
Other interest-earning assets	154	150	2.7%	610	(74.8)%
Total interest-earning assets	19,258	19,508	(1.3)%	21,660	(11.1)%
Interest-bearing deposits	1,311	1,958	(33.0)%	4,992	(73.7)%
Borrowings	128	143	(10.5)%	102	25.5%
Total interest-bearing liabilities	1,439	2,101	(31.5)%	5,094	(71.8)%
Net interest income	$17,819	$17,407	2.4%	$16,566	7.6%
Average balance of
Loans	$1,641,634	$1,592,705	3.1%	$1,454,727	12.8%
Investment securities	123,851	123,785	0.1%	118,502	4.5%
Other interest-earning assets	189,153	187,592	0.8%	158,793	19.1%
Total interest-earning assets	$1,954,638	$1,904,082	2.7%	$1,732,022	12.9%
Interest-bearing deposits	$1,053,845	$1,050,369	0.3%	$1,129,699	(6.7)%
Borrowings	75,556	91,467	(17.4)%	25,117	200.8%
Total interest-bearing liabilities	$1,129,401	$1,141,836	(1.1)%	$1,154,816	(2.2)%
Total funding (1)	$1,736,477	$1,691,758	2.6%	$1,524,334	13.9%
Annualized average yield/cost of
Loans	4.63%	4.73%		5.64%
Investment securities	1.18%	1.38%		2.19%
Other interest-earning assets	0.33%	0.32%		1.55%
Total interest-earning assets	4.00%	4.08%		5.03%
Interest-bearing deposits	0.50%	0.74%		1.78%
Borrowings	0.69%	0.62%		1.63%
Total interest-bearing liabilities	0.52%	0.73%		1.77%
Net interest margin	3.70%	3.64%		3.85%
Cost of total funding (1)	0.34%	0.49%		1.34%
Supplementary information
Net accretion of discount on loans	$745	$991	(24.8)%	$858	(13.2)%
Net amortization of deferred loan fees (costs)	$1,220	$913	33.6%	$121	908.3%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
Loans. The decrease in average yield for the current quarter compared with the previous quarter was primarily due to an increase in SBA PPP loans and a decrease in net accretion of discount on loans, partially offset by an increase in net amortization of deferred loan fees from the increased SBA PPP loan production. The decrease in average yield for the current quarter compared with the year-ago quarter was primarily due to the increase in SBA PPP loans, partially offset by the increase in net amortization of deferred loan fees.
The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	3/31/2021		12/31/2020		3/31/2020
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	36.3%	3.44%	31.7%	3.86%	30.2%	5.19%
Hybrid rate loans	19.3%	4.77%	20.8%	4.82%	14.6%	5.01%
Variable rate loans	44.4%	4.04%	47.5%	4.06%	55.2%	4.41%

Investment Securities. The decreases in average yield for the current quarter compared with the previous and year-ago quarters were primarily due to new investment securities purchased at lower market rates and an increase in premium amortization. During the current quarter and past 12-months period, the Company purchased investment securities of $20.2 million and $52.1 million, respectively.
Other Interest-Earning Assets. The decrease in average yield for the current quarter compared with the year-ago quarter was primarily due to the lower market rates. The increase in average balance for the current quarter compared with the year-ago quarter was primarily due to an increase in deposits and other borrowings as the Company maintains most of its cash at the Federal Reserve Bank account. For additional detail, please see the discussion for the current quarter in “Deposits” under the “Balance Sheet” discussion.
Interest-Bearing Deposits. The decreases in average cost for the current quarter compared with the previous and year-ago quarters were primarily due to the continuing decreases in market rates.
Borrowings. The increase in average cost for the current quarter compared with the previous quarter was primarily due to matured borrowings with lower interest rates during the current quarter. During the current quarter, a FHLB advance of $40.0 million with a rate of 0.59% matured. At March 31, 2021, the Company had a total outstanding FHLB advances of $40.0 million with a weighted-average rate of 0.76%.
Provision (reversal) for Loan Losses
Provision (reversal) for loan losses was $(1.1) million for the current quarter compared with $2.1 million for the previous quarter and $2.9 million for the year-ago quarter. The reversal for the current quarter was primarily due to improvement in historical loss factors and qualitative adjustment factors reflecting general economic condition. The Company recorded net charge-offs (recoveries) of $(151) thousand for the current quarter compared with $178 thousand for the previous quarter and $601 thousand for the year-ago quarter.
The following table presents allowance for loan losses to total loans held-for-investment ratio for the dates indicated:

($ in thousands)	3/31/2021	12/31/2020	3/31/2020
Total loans held-for-investment	$1,685,916	$1,583,578	$1,451,038
Less: SBA PPP loans	218,709	135,654	—
Total loans held-for-investment, excluding SBA PPP loans	$1,467,207	$1,447,924	$1,451,038
Allowance for loan losses	$25,514	$26,510	$16,674
Allowance for loan losses to total loans held-for-investment	1.51%	1.67%	1.15%
Allowance for loan losses to total loans held-for-investment, excluding SBA PPP loans	1.74%	1.83%	1.15%

Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Gain on sale of loans	$1,322	$3,483	(62.0)%	$725	82.3%
Service charges and fees on deposits	293	311	(5.8)%	390	(24.9)%
Loan servicing income	882	398	121.6%	554	59.2%
Other income	360	332	8.4%	357	0.8%
Total noninterest income	$2,857	$4,524	(36.8)%	$2,026	41.0%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Gain on sale of SBA loans
Sold loan balance	$10,919	$42,413	(74.3)%	$11,715	(6.8)%
Premium received	1,309	4,441	(70.5)%	1,056	24.0%
Gain recognized	1,195	3,197	(62.6)%	704	69.7%
Gain on sale of residential property loans
Sold loan balance	$8,279	$27,139	(69.5)%	$2,079	298.2%
Gain recognized	127	286	(55.6)%	21	504.8%

The decrease in gain on sale of SBA loans compared with the previous quarter was primarily due to a higher sales volume in the previous quarter from the SBA loans held-for-sale of $26.8 million at September 30, 2020. The decrease in gain on sale of residential property loans was primarily due to the sales of residential property loans held-for-sale of $4.0 million at September 30, 2020 and an increased origination resulted from a higher demand for refinancing from the lower market rates during the previous quarter.
Loan Servicing Income. The following table presents information on loan servicing income for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Loan servicing income
Servicing income received	$1,273	$961	32.5%	$1,158	9.9%
Servicing assets amortization	(391)	(563)	(30.6)%	(604)	(35.3)%
Loan servicing income	$882	$398	121.6%	$554	59.2%
Underlying loans at end of period	$492,981	$498,795	(1.2)%	$478,748	3.0%

The Company services SBA loans and certain residential property loans that are sold to the secondary market. The increases for the current quarter compared with the previous and year-ago quarters were primarily due to an increase in servicing income received and a decrease in servicing asset amortization from a decrease in loan payoffs.

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Salaries and employee benefits	$6,182	$7,397	(16.4)%	$6,551	(5.6)%
Occupancy and equipment	1,371	1,424	(3.7)%	1,380	(0.7)%
Professional fees	494	625	(21.0)%	797	(38.0)%
Marketing and business promotion	138	440	(68.6)%	179	(22.9)%
Data processing	377	375	0.5%	358	5.3%
Director fees and expenses	138	146	(5.5)%	221	(37.6)%
Regulatory assessments	208	250	(16.8)%	219	(5.0)%
Other expenses	761	893	(14.8)%	862	(11.7)%
Total noninterest expense	$9,669	$11,550	(16.3)%	$10,567	(8.5)%

Salaries and Employee Benefits. The decrease for the current quarter compared with the previous quarter was primarily due to direct loan origination cost of $750 thousand related to SBA PPP loan production, which offsets the recognition of salaries and benefits expense, and decreases in bonus accrual and other employee benefits during the current quarter. Compared with the year-ago quarter, the decrease was primarily due to the SBA PPP loan direct loan origination cost and a decrease in other employee benefits, partially offset by an increase in bonus accrual.
Professional Fees. The decrease for the current quarter compared with the previous quarter was primarily due to increased other professional fees during the previous quarter as a part of the year-end processes. Compared with the year-ago quarter, the decrease was primarily due to a decrease in expenses related to the Bank’s Bank Secrecy Act and Anti-Money Laundering (“BSA/AML”) compliance enhancements. The consent order related to the BSA/AML compliance was terminated on September 30, 2020.
Marketing and business promotion. The decrease for the current quarter compared with the previous quarter was primarily due to the year-end promotion during the previous quarter and a decrease in advertisement. The decrease for the current quarter compared with the year-ago quarter was primarily due to fewer marketing activities related to the COVID-19 pandemic.
Regulatory Assessments. The decreases for the current quarter compared with the previous and year-ago quarters were primarily due to a decrease in the assessment base as SBA PPP loans are excluded from the assessment base.

Balance Sheet (Unaudited)
Total assets were $2.05 billion at March 31, 2021, an increase of $127.8 million, or 6.6%, from $1.92 billion at December 31, 2020 and an increase of $250.7 million, or 13.9%, from $1.80 billion at March 31, 2020. The increase for the current quarter was primarily due to increases in loans held-for-investment, cash and cash equivalents, and investment securities. The increase in cash and cash equivalents for the current quarter was primarily due to an increase in deposits, partially offset by increases in loans held-for-investment and investment securities and a decrease in other borrowings.
Loans
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment, net of deferred costs (fees)) as of the dates indicated:

($ in thousands)	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Real estate loans
Commercial property	$922,536	$880,736	4.7%	$812,484	13.5%
Residential property	190,990	198,431	(3.7)%	227,492	(16.0)%
SBA property	125,989	126,570	(0.5)%	125,322	0.5%
Construction	13,151	15,199	(13.5)%	19,178	(31.4)%
Commercial and industrial loans
Commercial term	80,361	87,250	(7.9)%	101,943	(21.2)%
Commercial lines of credit	91,970	96,087	(4.3)%	116,873	(21.3)%
SBA commercial term	21,078	21,878	(3.7)%	24,745	(14.8)%
SBA PPP	218,709	135,654	61.2%	—	—%
Other consumer loans	21,132	21,773	(2.9)%	23,001	(8.1)%
Loans held-for-investment	1,685,916	1,583,578	6.5%	1,451,038	16.2%
Loans held-for-sale	3,569	1,979	80.3%	16,191	(78.0)%
Total loans	$1,689,485	$1,585,557	6.6%	$1,467,229	15.1%

The increase in loans held-for-investment for the current quarter was primarily due to new funding of $190.4 million and advances on lines of credit of $27.8 million, partially offset by pay-downs and pay-offs of $115.4 million. SBA PPP loan production contributed significantly to the Company’s loan growth for the current quarter.
The increase in loans held-for-sale for the current quarter was primarily due to new funding of $20.4 million, partially offset by sales of $19.2 million.
The following table presents a composition of commitments to extend credit as of the dates indicated:

($ in thousands)	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Real estate loans
Commercial property	$20,003	$21,016	(4.8)%	$14,393	39.0%
SBA property	3,677	540	580.9%	421	773.4%
Construction	13,588	13,986	(2.8)%	17,761	(23.5)%
Commercial and industrial loans
Commercial term	1,000	1,000	—%	1,034	(3.3)%
Commercial lines of credit	168,381	156,870	7.3%	143,228	17.6%
SBA commercial term	—	—	—%	912	(100.0)%
Other consumer loans	96	84	14.3%	38	152.6%
Total commitments to extend credit	$206,745	$193,496	6.8%	$177,787	16.3%

Credit Quality
The following table presents a summary of non-performing loans, non-performing assets and classified assets as of the dates indicated:

($ in thousands)	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Nonaccrual loans
Real estate loans
Commercial property	$—	$524	(100.0)%	$—	—%
Residential property	—	189	(100.0)%	—	—%
SBA property	841	885	(5.0)%	$1,461	(42.4)%
Commercial and industrial loans
Commercial lines of credit	—	904	(100.0)%	2,182	(100.0)%
SBA commercial term	568	595	(4.5)%	430	32.1%
Other consumer loans	52	66	(21.2)%	10	420.0%
Total nonaccrual loans held-for-investment	1,461	3,163	(53.8)%	4,083	(64.2)%
Loans past due 90 days or more and still accruing	—	—	—%	—	—%
Non-performing loans (“NPLs”)	1,461	3,163	(53.8)%	4,083	(64.2)%
Other real estate owned (“OREO”)	2,336	1,401	66.7%	376	521.3%
Non-performing assets (“NPAs”)	$3,797	$4,564	(16.8)%	$4,459	(14.8)%
Loans past due and still accruing
Past due 30 to 59 days	$56	$302	(81.5)%	$1,584	(96.5)%
Past due 60 to 89 days	52	36	44.4%	46	13.0%
Past due 90 days or more	—	—	—%	—	—%
Total loans past due and still accruing	$108	$338	(68.0)%	$1,630	(93.4)%
Troubled debt restructurings (“TDRs”)
Accruing TDRs	$620	$634	(2.2)%	$679	(8.7)%
Nonaccrual TDRs	33	5	560.0%	145	(77.2)%
Total TDRs	$653	$639	2.2%	$824	(20.8)%
Special mention loans	$17,997	$16,461	9.3%	$72	24,895.8%
Classified assets
Classified loans	$7,090	$10,130	(30.0)%	$6,519	8.8%
OREO	2,336	1,401	66.7%	376	521.3%
Classified assets	$9,426	$11,531	(18.3)%	$6,895	36.7%
NPLs to loans held-for-investment	0.09%	0.20%		0.28%
NPAs to total assets	0.19%	0.24%		0.25%
Classified assets to total assets	0.46%	0.60%		0.38%

The increase in special mention was primarily due to downgrades of loans under modified terms related to the COVID-19 pandemic. Loans that are granted modifications related to the COVID-19 pandemic in excess of 6 months, on a cumulative basis, are classified as special mention or classified.
Special mention loans included $16.4 million and $14.9 million of loans under modified terms related to the COVID-19 pandemic at March 31, 2021 and December 31, 2020, respectively. The special mention loans under modified terms related to the COVID-19 pandemic included 2 commercial property loans totaling $11.9 million, 4 commercial term loans totaling $4.3 million, and a SBA property loan of $252 thousand at March 31, 2021.
Classified loans included $1.2 million and $1.9 million of loans under modified terms related to the COVID-19 pandemic at March 31, 2021 and December 31, 2020, respectively.

Loan Modifications Related to the COVID-19 Pandemic
The Company provided modifications, including interest only payments or payment deferrals, to customers that were adversely affected by the COVID-19 pandemic. The loan modifications met all criteria under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Therefore, the modified loans were not considered TDRs. Total loans under modified terms related to the COVID-19 pandemic were $19.8 million at March 31, 2021, a decrease of $16.3 million, or 45.1%, from $36.1 million at December 31, 2020 and a decrease of $464.2 million, or 95.9%, from $484.0 million at June 30, 2020.
The following table presents a summary of loans under modified terms related to the COVID-19 pandemic by portfolio segment as of March 31, 2021:

	Modification Type			Weighted-Average Contractual Rate	Accrued Interest Receivable
($ in thousands)	Payment Deferment	Interest Only Payment	Total
Real estate loans
Commercial property	$—	$11,830	$11,830	3.59%	$77
Residential property	349	—	349	3.25%	5
SBA property	—	1,627	1,627	4.94%	27
Commercial and industrial loans
Commercial term	—	5,506	5,506	3.88%	92
SBA commercial term	—	513	513	5.50%	3
Total	$349	$19,476	$19,825	3.82%	$204

Investment Securities
Total investment securities were $127.1 million at March 31, 2021, an increase of $6.6 million, or 5.5%, from $120.5 million at December 31, 2020 and an increase of $8.8 million, or 7.5%, from $118.3 million at March 31, 2020.
The increase for the current quarter was primarily due to purchases of $20.2 million, partially offset by principal pay-downs and calls of $11.8 million and net premium amortization of $310 thousand.
On June 30, 2020, the Company transferred securities held-to-maturity to securities available-for-sale as a part of the Company’s liquidity management plan in response to the COVID-19 pandemic. The Company transferred all of securities held-to-maturity of $18.8 million to securities available-for-sale, which resulted in a pre-tax increase to accumulated other comprehensive income of $787 thousand.
Deposits
The following table presents the Company’s deposit mix as of the dates indicated:

	3/31/2021		12/31/2020		3/31/2020
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$715,719	40.8%	$538,009	33.7%	$394,084	26.7%
Interest-bearing deposits
Savings	11,271	0.6%	10,481	0.7%	6,569	0.4%
NOW	19,380	1.1%	21,604	1.4%	18,608	1.3%
Retail money market accounts	381,704	21.7%	351,739	22.0%	338,850	22.9%
Brokered money market accounts	4	0.1%	25,002	1.6%	10,006	0.7%
Retail time deposits of
$250,000 or less	276,232	15.8%	299,431	18.7%	362,408	24.5%
More than $250,000	166,845	9.5%	168,683	10.6%	176,970	12.0%
Time deposits from internet rate service providers	17,616	1.0%	24,902	1.6%	5,447	0.4%
State and brokered time deposits	165,000	9.4%	155,000	9.7%	164,500	11.1%
Total interest-bearing deposits	1,038,052	59.2%	1,056,842	66.3%	1,083,358	73.3%
Total deposits	$1,753,771	100.0%	$1,594,851	100.0%	$1,477,442	100.0%

The increase in noninterest-bearing demand deposits for the current year was primarily due to the overall liquid deposit market. During the current quarter, a total of $91.4 million of SBA PPP loans were funded through the Bank’s noninterest-bearing demand deposits and deposit customers also received $10.1 million of SBA Economic Injury Disaster Loans.
The decrease in retail time deposits for the current quarter was primarily due to matured and closed accounts of $195.6 million, partially offset by new accounts of $31.6 million and renewals of the matured accounts of $136.2 million.

Liquidity
The following table presents a summary of the Company’s liquidity position as of March 31, 2021:

($ in thousands)	3/31/2021
Cash and cash equivalents	$211,780
Cash and cash equivalents to total assets	10.3%

Available borrowing capacity
FHLB advances	$440,705
Federal Reserve Discount Window	34,373
Overnight federal funds lines	65,000
Total	$540,078
Total available borrowing capacity to total assets	26.3%

Shareholders’ Equity
Shareholders’ equity was $240.3 million at March 31, 2021, an increase of $6.5 million, or 2.8%, from $233.8 million at December 31, 2020 and an increase of $16.1 million, or 7.2%, from $224.1 million at March 31, 2020. The increase for the current quarter was primarily due to net income, partially offset by a cash dividend declared on common stock of $1.5 million.
Capital Ratios
Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion. The following table presents capital ratios for the Company and the Bank as of dates indicated:

	3/31/2021	12/31/2020	3/31/2020	Well Capitalized Requirements
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	15.92%	15.97%	15.53%	N/A
Total capital (to risk-weighted assets)	17.17%	17.22%	16.71%	N/A
Tier 1 capital (to risk-weighted assets)	15.92%	15.97%	15.53%	N/A
Tier 1 capital (to average assets)	12.03%	11.94%	12.57%	N/A
Pacific City Bank
Common tier 1 capital (to risk-weighted assets)	15.62%	15.70%	15.28%	6.5%
Total capital (to risk-weighted assets)	16.88%	16.95%	16.47%	10.0%
Tier 1 capital (to risk-weighted assets)	15.62%	15.70%	15.28%	8.0%
Tier 1 capital (to average assets)	11.81%	11.74%	12.37%	5.0%

Declaration of Quarterly Cash Dividend
On April 22, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per common share. The dividend will be paid on or about May 14, 2021, to shareholders of record as of the close of business on May 7, 2021.
About PCB Bancorp
PCB Bancorp, formerly known as Pacific City Financial Corporation, is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, and the general economic uncertainty caused by the COVID-19 pandemic, and government and societal responses thereto. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Assets
Cash and due from banks	$16,764	$19,605	(14.5)%	$14,880	12.7%
Interest-bearing deposits in other financial institutions	195,016	174,493	11.8%	174,039	12.1%
Total cash and cash equivalents	211,780	194,098	9.1%	188,919	12.1%
Securities available-for-sale, at fair value	127,114	120,527	5.5%	98,568	29.0%
Securities held-to-maturity	—	—	—%	19,711	(100.0)%
Total investment securities	127,114	120,527	5.5%	118,279	7.5%
Loans held-for-sale	3,569	1,979	80.3%	16,191	(78.0)%
Loans held-for-investment, net of deferred loan costs (fees)	1,685,916	1,583,578	6.5%	1,451,038	16.2%
Allowance for loan losses	(25,514)	(26,510)	(3.8)%	(16,674)	53.0%
Net loans held-for-investment	1,660,402	1,557,068	6.6%	1,434,364	15.8%
Premises and equipment, net	3,774	4,048	(6.8)%	4,797	(21.3)%
Federal Home Loan Bank and other bank stock	8,447	8,447	—%	8,345	1.2%
Other real estate owned, net	2,336	1,401	66.7%	376	521.3%
Deferred tax assets, net	8,170	8,120	0.6%	5,140	58.9%
Servicing assets	6,253	6,400	(2.3)%	6,358	(1.7)%
Operating lease assets	7,145	7,616	(6.2)%	8,393	(14.9)%
Accrued interest receivable	7,523	9,334	(19.4)%	4,706	59.9%
Other assets	4,159	3,815	9.0%	4,069	2.2%
Total assets	$2,050,672	$1,922,853	6.6%	$1,799,937	13.9%
Liabilities
Deposits
Noninterest-bearing demand	$715,719	$538,009	33.0%	$394,084	81.6%
Savings, NOW and money market accounts	412,359	408,826	0.9%	374,033	10.2%
Time deposits of $250,000 or less	358,848	379,333	(5.4)%	442,355	(18.9)%
Time deposits of more than $250,000	266,845	268,683	(0.7)%	266,970	—%
Total deposits	1,753,771	1,594,851	10.0%	1,477,442	18.7%
Federal Home Loan Bank advances	40,000	80,000	(50.0)%	80,000	(50.0)%
Operating lease liabilities	7,935	8,455	(6.2)%	9,349	(15.1)%
Accrued interest payable and other liabilities	8,703	5,759	51.1%	9,021	(3.5)%
Total liabilities	1,810,409	1,689,065	7.2%	1,575,812	14.9%
Commitments and contingent liabilities
Shareholders’ equity
Common stock, no par value	164,698	164,140	0.3%	163,532	0.7%
Retained earnings	74,707	67,692	10.4%	59,702	25.1%
Accumulated other comprehensive income, net	858	1,956	(56.1)%	891	(3.7)%
Total shareholders’ equity	240,263	233,788	2.8%	224,125	7.2%
Total liabilities and shareholders’ equity	$2,050,672	$1,922,853	6.6%	$1,799,937	13.9%

Outstanding common shares	15,468,242	15,385,878		15,370,086
Book value per common share (1)	$15.53	$15.19		$14.58
Total loan to total deposit ratio	96.33%	99.42%		99.31%
Noninterest-bearing deposits to total deposits	40.81%	33.73%		26.67%

(1)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended
	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Interest and dividend income
Loans, including fees	$18,744	$18,929	(1.0)%	$20,406	(8.1)%
Investment securities	360	429	(16.1)%	644	(44.1)%
Other interest-earning assets	154	150	2.7%	610	(74.8)%
Total interest income	19,258	19,508	(1.3)%	21,660	(11.1)%
Interest expense
Deposits	1,311	1,958	(33.0)%	4,992	(73.7)%
Other borrowings	128	143	(10.5)%	102	25.5%
Total interest expense	1,439	2,101	(31.5)%	5,094	(71.8)%
Net interest income	17,819	17,407	2.4%	16,566	7.6%
Provision (reversal) for loan losses	(1,147)	2,142	(153.5)%	2,896	(139.6)%
Net interest income after provision (reversal) for loan losses	18,966	15,265	24.2%	13,670	38.7%
Noninterest income
Gain on sale of loans	1,322	3,483	(62.0)%	725	82.3%
Service charges and fees on deposits	293	311	(5.8)%	390	(24.9)%
Loan servicing income	882	398	121.6%	554	59.2%
Other income	360	332	8.4%	357	0.8%
Total noninterest income	2,857	4,524	(36.8)%	2,026	41.0%
Noninterest expense
Salaries and employee benefits	6,182	7,397	(16.4)%	6,551	(5.6)%
Occupancy and equipment	1,371	1,424	(3.7)%	1,380	(0.7)%
Professional fees	494	625	(21.0)%	797	(38.0)%
Marketing and business promotion	138	440	(68.6)%	179	(22.9)%
Data processing	377	375	0.5%	358	5.3%
Director fees and expenses	138	146	(5.5)%	221	(37.6)%
Regulatory assessments	208	250	(16.8)%	219	(5.0)%
Other expenses	761	893	(14.8)%	862	(11.7)%
Total noninterest expense	9,669	11,550	(16.3)%	10,567	(8.5)%
Income before income taxes	12,154	8,239	47.5%	5,129	137.0%
Income tax expense	3,594	2,452	46.6%	1,557	130.8%
Net income	$8,560	$5,787	47.9%	$3,572	139.6%
Earnings per common share
Basic	$0.55	$0.38		$0.23
Diluted	$0.55	$0.38		$0.23
Average common shares
Basic	15,384,343	15,350,742		15,505,699
Diluted	15,533,608	15,392,355		15,700,144

Dividend paid per common share	$0.10	$0.10		$0.10
Return on average assets (1)	1.75%	1.19%		0.81%
Return on average shareholders’ equity (1), (2)	14.66%	9.92%		6.35%
Efficiency ratio (3)	46.76%	52.67%		56.84%

(1)Ratios are presented on an annualized basis.
(2)The Company did not have any intangible equity components for the presented periods.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	3/31/2021			12/31/2020			3/31/2020
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate	Average Balance	Interest Income/ Expense	Avg. Yield/Rate
Assets
Interest-earning assets
Total loans (1)	$1,641,634	$18,744	4.63%	$1,592,705	$18,929	4.73%	$1,454,727	$20,406	5.64%
Mortgage-backed securities	81,486	215	1.07%	76,787	275	1.42%	57,503	329	2.30%
Collateralized mortgage obligation	24,888	57	0.93%	28,743	60	0.83%	41,408	198	1.92%
SBA loan pool securities	11,673	52	1.81%	12,432	57	1.82%	13,872	79	2.29%
Municipal bonds (2)	5,804	36	2.52%	5,823	37	2.53%	5,719	38	2.67%
Other interest-earning assets	189,153	154	0.33%	187,592	150	0.32%	158,793	610	1.55%
Total interest-earning assets	1,954,638	19,258	4.00%	1,904,082	19,508	4.08%	1,732,022	21,660	5.03%
Noninterest-earning assets
Cash and cash equivalents	19,072			18,188			18,850
Allowance for loan losses	(26,870)			(25,699)			(14,399)
Other assets	40,377			42,755			34,312
Total noninterest-earning assets	32,579			35,244			38,763
Total assets	$1,987,217			$1,939,326			$1,770,785
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$407,623	333	0.33%	$383,507	327	0.34%	$364,604	1,119	1.23%
Savings	10,609	1	0.04%	11,037	1	0.04%	6,614	3	0.18%
Time deposits	635,613	977	0.62%	655,825	1,630	0.99%	758,481	3,870	2.05%
Total interest-bearing deposits	1,053,845	1,311	0.50%	1,050,369	1,958	0.74%	1,129,699	4,992	1.78%
Federal Home Loan Bank advances	75,556	128	0.69%	91,467	143	0.62%	25,117	102	1.63%
Total interest-bearing liabilities	1,129,401	1,439	0.52%	1,141,836	2,101	0.73%	1,154,816	5,094	1.77%
Noninterest-bearing liabilities
Noninterest-bearing demand	607,076			549,922			369,518
Other liabilities	13,950			15,412			20,365
Total noninterest-bearing liabilities	621,026			565,334			389,883
Total liabilities	1,750,427			1,707,170			1,544,699
Total shareholders’ equity	236,790			232,156			226,086
Total liabilities and shareholders’ equity	$1,987,217			$1,939,326			$1,770,785
Net interest income		$17,819			$17,407			$16,566
Net interest spread (3)			3.48%			3.35%			3.26%
Net interest margin (4)			3.70%			3.64%			3.85%
Total deposits	$1,660,921	$1,311	0.32%	$1,600,291	$1,958	0.49%	$1,499,217	$4,992	1.34%
Total funding (5)	$1,736,477	$1,439	0.34%	$1,691,758	$2,101	0.49%	$1,524,334	$5,094	1.34%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan costs (fees).
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.